Exhibit 10.2

Second Amendment to Employment Agreement

This second amendment (“Second Amendment”) to the Employment Agreement by and between Galena Biopharma. Inc. and Bijan Nejadnik, M.D. dated November 2, 2015 (“Employment Agreement”), is hereby amended by deleting Section 5.2 and substituting the following provision:

5.2.     Termination by Employer without Cause. Employer may also terminate Employee’s employment without Cause; provided, however, that Employer shall remain obligated to continue paying in accordance with Section 4.2 Employee’s Base Salary at the time of termination for a period of six months following the termination. Upon any termination pursuant to this Section 5.2, Employee shall be entitled to payment of any unused vacation time (only as accrued as of the date of such termination as provided in this Agreement and in accordance with applicable law) and reimbursement of business expenses accrued but unpaid as of the date of termination. If during the Term, there is a Change of Control of Employer and (i) the Employee is terminated without Cause, (ii) the compensation, benefits, title, or duties of Employee under this Agreement are significantly reduced, or (iii) Employee must relocate more than 50 miles from his current residence, Employee shall be considered terminated by Employer without Cause and Employer or any successor to Employer shall remain obligated to continue paying in accordance with Section 4.2 Employee’s Base Salary at the time of termination for a period of twelve months following the date of termination, with all of the benefits and payments due Employee as detailed in this Section 5.2.

Change of Control shall mean any of the following transactions, provided, however, that the Company shall determine whether multiple or successive transactions are related to constitute a Change in Control, and its determination shall be final, binding and conclusive: (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; (2) the consummation of the sale, liquidation or disposition by the Company of all or substantially all of the Company's assets; or (3) the consummation of a merger, consolidation, reorganization or other corporation transaction involving the Company, in each case, in which the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such transaction.

All remaining provisions of the Employment Agreement shall remain in full force and effect.

By signing below, each party acknowledges that he or it has read and understands this Second Amendment, and each party agrees to be bound by the terms of this Second Amendment.

EMPLOYER                        EMPLOYEE

Galena Biopharma, Inc.

By: /s/ Mark W. Schwartz             By: /s/ Bijan Nejadnik
Mark W. Schwartz, Ph.D.                Bijan Nejadnik, M.D.
President and Chief Executive Officer